Exhibit 4.1

AMENDMENT NO. 3 TO THE

AMENDED AND RESTATED STOCKHOLDER PROTECTION RIGHTS

AGREEMENT

This Amendment No. 3, dated as of October 3, 2012 (this “Amendment”), to the Amended and Restated Stockholder Protection Rights Agreement, dated as of October 1, 2009 and as amended on October 15, 2009 and April 21, 2010 (the “Rights Agreement”), between the Morgans Hotel Group Co. (the “Company”) and Computershare Shareowner Services LLC (f/k/a Mellon Investors Services LLC), as rights agent (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Rights Agreement.

WHEREAS, pursuant to Section 5.4 of the Rights Agreement, the Company may amend the Rights Agreement in any respect prior to the Flip-in Date without the consent of the holders of Rights;

WHEREAS, the Flip-in Date, as defined in the Rights Agreement, has not occurred; and

WHEREAS, the Company would like to amend Section 1.1 of the Rights Agreement.

NOW, THEREFORE, the Company and the Rights Agent hereby agree to amend the Rights Agreement as follows:

Section 1. From and after the execution and delivery of this Amendment, the definition of the term “Expiration Time” in Section 1.1 of the Rights Agreement is amended and restated in its entirety to read as follows:

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the Close of Business on October 9, 2015, unless, for purposes of this clause (iii), extended by action of the Board of Directors (in which case the applicable time shall be the time at which it has been so extended) and (iv) immediately prior to the effective time of a consolidation, merger or statutory share exchange that does not constitute a Flip-over Transaction or Event.

Section 2. From and after the execution and delivery of this Amendment, the name of the Rights Agent in Section 5.9 of the Rights Agreement is amended to read “Computershare Shareowner Services LLC” instead of “Mellon Investor Services LLC.”

Section 3. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE; EXCEPT THAT ALL PROVISIONS REGARDING THE RIGHTS, DUTIES AND OBLIGATIONS OF THE RIGHTS AGENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 4. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

MORGANS HOTEL GROUP CO.

By:	/s/ David Smail
	Name:	David Smail
	Title:	Executive Vice President
and General Counsel

COMPUTERSHARE SHAREOWNER SERVICES LLC

By:	/s/ Christopher T. Coleman
	Name:	Christopher T. Coleman
	Title:	Vice President,
Relationship Manager